EXHIBIT 10.7
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (hereinafter referred to as “Agreement”) is made this day 10th of November, 2008, by and between FRANK JOANLANNE (hereinafter referred to as “Executive”) and PENN MILLERS INSURANCE COMPANY (“Penn Millers”). Penn Millers, and its subsidiaries and affiliates, past and present, together with their directors, officers, agents, employees, stockholders, representatives, assigns, and successors, past and present, and each of them whether in such capacity, individually or in any other capacity are collectively hereinafter referred to as “Penn Millers Parties”, and such term shall be construed as inclusive of as many of the foregoing entities and individuals as may be applicable.
BACKGROUND
Executive and Penn Millers are parties to an Employment Agreement dated the 1st of January, 2006 (the “Employment Agreement”) which sets forth the terms and conditions of the employment of Executive by Penn Millers and contains certain provisions relating to the termination of such employment. Section 7.4 of the Employment Agreement requires that Executive agree to and sign a complete release and hold harmless agreement as a condition of Executive’s entitlement to certain payments under the Employment Agreement.
In connection with the termination of Executive’s employment effective as of December 1, 2008, or sooner as agreed by the parties, and in consideration of the covenants of Penn Millers contained in this Agreement, Executive therefore intends by this Agreement to agree to the release and hold harmless agreement required by such Section 7.4, and the parties agree that, except as otherwise set forth in this Agreement, Executive’s employment and the Employment Agreement shall terminate effective as of December 1, 2008, subject to the terms and conditions of this Agreement; provided however that the Non-Competition Agreement dated July 2, 2008, which was made in connection with the Asset Purchase Agreement between Synergistic Networks, Inc. and Penn Software and Technology Services, Inc., and Section 4 of the Employment Agreement and all its subsections and any other provisions of the Employment Agreement necessary or desirable for the enforcement of such provisions (collectively, the “Restrictive and Confidentiality Covenant Provisions”) shall survive and remain in effect. (The Restrictive and Confidentiality Covenant Provisions are incorporated by reference in this Agreement as fully as though set forth herein in their entirety.)
     In consideration of the foregoing and of the other covenants undertaken and releases contained in this Agreement, Penn Millers and Executive further agree as follows:
     1. Executive’s employment with Penn Millers is terminated effective as of December 1, 2008, or sooner as agreed by the parties (the “Termination Date”).
     2. Prior to the Termination Date, Executive shall deliver to Penn Millers all personal property of the Penn Millers’ Parties in his possession, including, without limitation, all items of personal property described on the attached Exhibit 1 (the “Penn Millers Property”), and Penn Millers shall make available to Executive any personal property of Executive located at the offices of Penn Millers.

     3. In accordance with Sections 2 and 7.3(b) of the Employment Agreement, Penn Millers shall continue to pay Executive’s Base Compensation, as defined under the Employment Agreement, until December 31, 2009. Such payments will be paid in accordance with regular payroll practice.
     4. Executive shall also be entitled to payment under the Success Sharing Plan for 2008 based on the actual earned award which shall be pro-rated by the number of full months worked in 2008 and paid when such benefit would have been paid had Executive remained employed.
     5. Penn Millers will pay for outplacement assistance for Executive in an amount not to exceed three thousand dollars ($3,000).
     6. Penn Millers has agreed that Executive shall be continued on its health, dental and vision insurance plans at his current contribution level, to the fullest extent lawful to do so, for twelve months beginning January 1, 2009 and ending December 31, 2009; provided, however, that Penn Millers shall continue to take deductions from Executive’s Base Compensation in order to provide such, and that Executive’s rights shall be limited to the right to participate in such plans to the extent then available to employees of Penn Millers. The parties understand and acknowledge that Executive’s and his dependents’ eligibility period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will include this twelve month period, and that upon completion of the twelve month period, Penn Millers shall notify Executive as to his eligibility to elect COBRA continuation for the remainder of Executive’s or his qualified dependents’ eligibility.
     7. Excepting only as specifically set forth in the written provisions of this Agreement, Executive expressly agrees and understands that neither Penn Millers nor any of the Penn Millers Parties has, and that each will not have, any obligation to provide him presently or at any time in the future with any payments, benefits or considerations other than those specifically recited in Paragraphs 3 through 6 above. Executive also expressly agrees and understands that his employment relationship with Penn Millers has been permanently and irrevocably severed, and by his voluntary execution of this Agreement, Executive agrees that Penn Millers has no obligation to re-employ him or to even consider him for employment in the future.
     8. (a) Executive specifically acknowledges that he has been informed by Penn Millers that he has, had and/or will have had, prior to deciding whether or not to voluntarily agree to enter into this Agreement, the right to consider this Agreement for a period of no less than twenty-one (21) calendar days, beginning with the date of his receipt of this Agreement. Thus, Executive acknowledges and agrees that, irrespective of the date on which he has actually signed this Agreement, he could have held it until twenty-one (21) days from the date on which he first received this Agreement from Penn Millers;
          (b) Executive also specifically acknowledges that he fully understands that if he does timely sign and return this Agreement, he has the right to revoke his agreement to and acceptance of it, and thereby cancel same, at any time during the first seven (7) calendar days immediately following his submission of it to Penn Millers, by giving written notice of his revocation to Penn Millers, namely to Patricia A. Staples, its Assistant Vice President, Human Resources;
          (c) This Agreement shall not become effective until the day (the “Effective Date”) following expiration of the foregoing seven (7) day revocation period;
          (d) If Executive does not sign and deliver a signed copy of this Agreement to Penn Millers by November 11, 2008, the terms offered by Penn Millers herein shall be deemed withdrawn in their entirety.
     9. Penn Millers and Executive agree that this Agreement is not to be construed as an admission, by either, of any wrongdoing, by either or by any Penn Millers Parties.
     10. Executive knowingly and voluntarily releases and forever discharges each of the Penn Millers Parties, its respective past and present agents, employees, trustees, representatives, officers, directors, attorneys, assigns, successors, affiliates, and parent (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, which Executive has or may have against Releasees from the beginning of the world to the date of the execution of this Agreement, including, but not limited to, any claim for wrongful or abusive discharge, breach of any contract (whether express, oral, written, or implied from any source), negligent or intentional infliction of emotional distress, defamation, or any alleged violation of:
•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers’ Benefit Protection Act;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act;

•	The Pennsylvania Human Relations Act, as amended;

•	The Pennsylvania Minimum Wage Act, as amended;

•	Pennsylvania Equal Pay Law, as amended;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort or common law; or

•	Any claim for costs, fees or other expenses, including attorneys’ fees, expert fees, litigation expenses, and costs incurred in these matters.
     Nothing in this Agreement in any way limits Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), including a challenge to the validity of this Agreement, or participate in such an investigation by the EEOC. However, Executive waives his right to recover damages or other relief in any claim, charge or suit brought by, before, or through the EEOC or any other state or local agency under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where prohibited by law.
     This release excludes any claims which Executive may make under state workers’ compensation or unemployment compensation laws and any claims which by law Executive cannot waive. Executive makes this full and final release on his behalf and on behalf of his dependents, heirs, executors, administrators, legal representatives, agents, and assigns. The release of rights in this Paragraph 10 does not extend to claims that may arise after the Effective Date.
     11. Executive and Penn Millers agree that the terms and conditions of this Agreement shall remain confidential between the parties and they shall not disclose them to any other person. Without limiting the generality of the foregoing, the parties will not respond to nor in any way participate in or contribute to a discussion, notice or other publicity concerning, or in any way relating to, the execution of or the terms and conditions of this Agreement. The parties, however, shall not be prohibited from making such disclosure to any person who has a strict business or legal necessity to know, but shall use all reasonable means to prevent those persons from repeating the disclosures to any other person.
     12. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN GIVEN THE OPPORTUNITY AND HAS BEEN ENCOURAGED BY PENN MILLERS TO HAVE AN ATTORNEY REVIEW THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT HE HAS SIGNED THE AGREEMENT FREELY AND VOLUNTARILY.
     13. If any provision in this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or application of this Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are deemed to be severable.
     14. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Pennsylvania, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.
     15. This Agreement, the introductory paragraph and the Background paragraphs (including but not limited to the Restrictive and Confidentiality Covenant Provisions as incorporated by reference therein) constitute and contain the entire Agreement concerning Executive’s employment, separation from the same and any other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and prior agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

     IN WITNESS WHEREOF, and intending to be legally bound, each of the undersigned hereby executes and delivers this Agreement as of the date first written above.
WITNESS:

/s/ Pat Staples	/s/ Frank Joanlanne

FRANK JOANLANNE

ATTEST:	PENN MILLERS INSURANCE COMPANY

/s/ Patricia A. Staples	By:	/s/ Douglas Gaudet

Patricia A. Staples Assistant Vice President, Human Resources

EXHIBIT 1
PENN MILLER PROPERTIES
2 Building Access Cards — #286656, #286671
2 Building Keys — GMK #9, Entrance Key #E14
Blackberry
Dell Latitude D630 Laptop
Spare Battery
Laptop Power Cable
DVD Drive